                                                Filed Pursuant To Rule 424(b)(1)
                                                      Registration No. 333-81583

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 25, 2002)


                                  9,300 SHARES

                          Newfield Exploration Company

                                  COMMON STOCK

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         Pursuant to a sales agency agreement, we sold 9,300 shares of our common stock on March 27, 2002 through UBS Warburg LLC, as our agent. The shares were sold in ordinary brokers' transactions on the New York Stock Exchange. On March 27, 2002, the last reported sales price of our common stock on the New York Stock Exchange was $37.65 per share.

                                                                                  Per
                                                                                 Share*          Total
                                                                             -----------      -----------
       Price to Public..................................................     $  37.7613       $  351,180
       Commission to Agent..............................................     $   1.1328       $   10,535
       Proceeds to Newfield (before expenses)...........................     $  36.6285       $  340,645

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       *Weighted average

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS TO WHICH THIS PROSPECTUS SUPPLEMENT RELATES FOR FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

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         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                                 UBS Warburg LLC

               This prospectus supplement is dated March 27, 2002